As filed with the Securities and Exchange Commission on May 25, 2005.
Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FBL FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Iowa	42-1411715

(State or other jurisdiction of	(IRS Employer Identification number)
incorporation or organization)

5400 University Avenue, West Des Moines, Iowa	50266

(Address of Principal Executive Offices)	(Zip Code)

FBL FINANCIAL GROUP, INC. EXECUTIVE SALARY AND BONUS DEFERRED COMPENSATION PLAN

(Full title of the plan)

Stephen M. Morain, Esq., 5400 University Avenue, West Des Moines, IA 50266

(Name and address of agent for service)

515-225-5410

(Telephone number, including area code, of agent for service)

COPY TO: Robert A. Simons, Esq., 5400 University Avenue, West Des Moines, IA 50266

(Name and address)

(515) 226-6141

(Telephone number)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee

Class A common stock, no par	250,000 shares	$ 27.175	$ 6,793,750	$ 800

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1), based upon the average of the high and low sales prices of the stock on May 18, 2005, as reported on the New York Stock Exchange Composite Transactions Tape.

This Registration Statement shall become effective upon filing in accordance with Rule 462 of the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

        The documents listed in (a) and (b) below are incorporated by reference in the registration statement. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

a)	The Company’s annual report on Form 10-K for the year ended December 31, 2004 and filed with the Commission on March 2, 2005, as amended by Form 10-K/A filed March 21, 2005.

b)	The Company’s reports on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission on May 10, 2005.

c)

The description of Common Stock contained in the Company’s registration statement on Form 8-A filed with the Commission on July 11, 1996, effective July 19, 1996, incorporated by reference to the Company’s registration statement under the Securities Act of 1933 on Form S-1, file number 333-4332, effective July 18, 1996.

ITEM 4.   DESCRIPTION OF SECURITIES.

        Refer to response to Item 3 above.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Robert A. Simons, who has provided a legal opinion upon the validity of the securities being registered, is Vice President and Assistant General Counsel, Securities, of FBL Financial Group, Inc. He is the beneficial owner of approximately 1,730 shares of the Class A Common Stock of FBL Financial Group, including 659 available through exercisable stock options, and holds options to acquire an additional 9,000 shares which are not yet exercisable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Sections 851 and 856 of the Iowa Business Corporation Act provide that a corporation has the power to indemnify its directors and officers against liabilities and expenses incurred by reason of such person serving in the capacity of director or officer, if such person has acted in good faith and in a manner reasonably believed by the individual to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe the individuals’ conduct was unlawful. The foregoing indemnity provisions notwithstanding, in the case of actions brought by or in the right of the corporation, no indemnification shall be made to such director or officer with respect to any matter as to which such individual has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines that indemnification is proper under the circumstances.

        Article VIII of the Company’s Restated Articles of Incorporation provides that the Company shall indemnify its directors to the fullest extent possible under the Iowa Business Corporation Act. Article V of the Company’s Restated By-laws extends the same indemnity to its officers. Article VII of the Articles provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of the individual’s fiduciary duty as a director, except liability for (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the Corporation or the shareholders; (iii) a violation of section 490.833 of the Code of Iowa; and (iv) an intentional violation of criminal law.

        The Company maintains a directors’ and officers’ liability insurance policy to insure against losses arising from claims made against its directors and officers, subject to the limitations and conditions as set forth in the policies.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8.   EXHIBITS.

4.	FBL Financial Group, Inc. Executive Salary and Bonus Deferred Compensation Plan.

5.1.	Opinion of Robert A. Simons, Esq., West Des Moines, Iowa, regarding the legality of the shares being registered.

23.1.	Consent of Ernst & Young LLP.

23.2.	Consent of Robert A. Simons (contained in opinion filed as Exhibit 5.1).

24.	Powers of Attorney (included with Signature Pages hereto).

ITEM 9.   UNDERTAKINGS.

        The undersigned registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, State of Iowa, on May 20, 2005.

FBL FINANCIAL GROUP, INC.
/s/ William J. Oddy

William J. Oddy CHIEF EXECUTIVE OFFICER

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Oddy and Stephen M. Morain, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following person or persons in the capacities and on the dates indicated.

        Executed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ William J. Oddy	Chief Executive Officer and Director	May 20, 2005
(Principal Executive Officer)
William J. Oddy

/s/ James W. Noyce	Chief Financial Officer	May 20, 2005
(Principal Financial and Accounting Officer)
James W. Noyce

/s/ Steven L. Baccus	Director	May 20, 2005

Steven L. Baccus

Signature	Title	Date

/s/ Jerry L. Chicoine	Director	May 20, 2005

Jerry L. Chicoine

/s/ Al Christopherson	Director	May 20, 2005

Al Christopherson

/s/ John W. Creer	Director	May 20, 2005

John W. Creer

/s/ Jerry C. Downin	Director	May 20, 2005

Jerry C. Downin

/s/ Tim H. Gill	Director	May 20, 2005

Tim H. Gill

/s/ Robert H. Hanson	Director	May 20, 2005

Robert H. Hanson

/s/ Craig A. Lang	Director	May 20, 2005

Craig A. Lang

/s/ Paul E. Larson	Director	May 20, 2005

Paul E. Larson

/s/ Edward W. Mehrer	Director	May 20, 2005

Edward W. Mehrer

/s/ Frank S. Priestley	Director	May 20, 2005

Frank S. Priestley

/s/ John E. Walker	Director	May 20, 2005

John E. Walker

EXHIBIT INDEX

Exhibit

4.1	FBL Financial Group, Inc. Executive Salary and Bonus Deferred Compensation Plan.

5.1	Opinion of Robert A. Simons, Esq., regarding the legality of the shares being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Robert A. Simons, Esq. (contained in opinion filed as Exhibit 5.1).

24.	Powers of Attorney (contained on signature pages hereto).